EXHIBIT 99

NEWS RELEASE

January 22, 2004

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

MEDIA CONTACT:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

Tellabs fourth-quarter revenues up 14% to $279 million
as company continues progress on path to profitable growth

Naperville, Ill. —Tellabs reported that fourth-quarter 2003 revenue rose 14% to $279 million from $245 million in the third quarter, marking the fourth increase in sequential revenue in the past five quarters. Tellabs International generated 40% of the quarter’s overall revenue.

Tellabs recorded a net loss of $23 million or 6 cents per share in the fourth quarter of 2003. Excluding previously announced restructuring charges of $44 million, Tellabs earned 3 cents a share or $12 million in the fourth quarter of 2003.

“I’m encouraged by the improving industry environment, and Tellabs continues to make progress toward profitable growth,” said Michael J. Birck, Tellabs chairman and chief executive officer. “Our goals for the year 2004 are to achieve revenue growth and attain operating profitability, and we see a clear path forward to these goals.”

For the year 2003, Tellabs revenue totaled $980 million. The company recorded a net loss of $242 million or 58 cents per share. Excluding the after-tax impact of restructuring and other charges of $161 million, Tellabs lost $80 million or 19 cents per share for the year 2003.

Optical Networking—Sales of optical networking systems, which include Tellabs’ strategic North American products, were $117 million, up 11% from the third quarter. About 2% of Tellabs’ overall revenue came from new products in North America. Tellabs maintained its market-leading position in the U.S. bandwidth management market, according to third-quarter 2003 data from industry analyst RHK.

Next-Gen SDH and Managed Access Services—Sales of next-generation SDH (synchronous digital hierarchy, the international transport format for digital information over optical networks) and managed access systems totaled $74 million, up from $70 million in the third quarter. About 6% of Tellabs overall revenue came from new products in international markets; sales of these new products surged 48% to $16 million from $11 million in the third quarter. This increase came largely on the strength of the Tellabs® 6350 switch node, for which the company has now received more than 300 orders. Among customer wins announced in the quarter were T-Mobile, Vodaphone, Embratel, and Beijing Zhetong for the Beijing Olympics.

Other Products—Voice-quality enhancement, telephony distribution solutions, data and other revenue amounted to $51 million, up 65% from $31 million in the third quarter. Most of this revenue reflected a surge in demand for the Tellabs® 2300 telephony distribution system and the Tellabs® 3000 series of voice quality enhancement products, which are generating interest among customers who are deploying voice over Internet Protocol (VoIP).

Services—Services revenue was $37 million, basically flat with $39 million in the third quarter.

Simultaneous Webcast and Teleconference Replay—Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its fourth-quarter 2003 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Saturday, January 24, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21180054.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

Forward-Looking Statements—This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs and the Tellabs logo are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

TELLABS, INC.
CONDENSED CONSOLIDATED COMPARATIVE STATEMENTS OF OPERATIONS

                                                              Unaudited
                                                      -------------------------
                                                         Three Months Ended                 Year Ended
                                                      -------------------------       ------------------------
(In millions, except per-share data)                    1/2/2004    12/27/2002         1/2/2004    12/27/2002
                                                      ----------- -------------       ---------- -------------
Net Sales
  Product and other                                       $242.4        $265.7           $830.1      $1,137.8
  Services                                                  36.9          47.1            150.3         179.2
                                                      ----------- -------------       ---------- -------------
                                                           279.3         312.8            980.4       1,317.0
Cost of Sales
  Product and other                                        131.6         136.0            513.0         697.7
  Services                                                  24.9          33.7            113.4         132.8
                                                      ----------- -------------       ---------- -------------
                                                           156.5         169.7            626.4         830.5
                                                      ----------- -------------       ---------- -------------
Gross Profit                                               122.8         143.1            354.0         486.5

Gross Profit as a Percentage of Sales                      44.0%         45.7%            36.1%         36.9%

Operating expenses
  Selling, general and administrative                       60.3          71.7            242.6         297.8
  Research and development                                  66.2          77.9            286.1         335.2
  Purchased in-process research and development              0.0           0.0              0.0           5.4
  Intangible asset amortization                              3.9           2.4             12.6           8.8
  Restructuring & other charges                          22.6         (6.9)             77.2         169.0
                                                      ----------- -------------       ---------- -------------
                                                           153.0         145.1            618.5         816.2

Operating Loss                                            (30.2)         (2.0)          (264.5)       (329.7)

Other Income (Expense)
  Interest income                                            7.1           8.3             33.4          33.3
  Interest expense                                         (0.3)           0.0            (0.7)         (0.9)
  Other                                                    (3.2)         (1.2)           (12.9)        (30.5)
                                                      ----------- -------------       ---------- -------------
                                                             3.6           7.1             19.8           1.9

Earnings/(Loss) Before Income Tax                         (26.6)           5.1          (244.7)       (327.8)
  Income tax expense (benefit)                             (3.4)          89.6            (3.1)        (14.7)
                                                      ----------- -------------       ---------- -------------
Net Loss                                                 ($23.2)       ($84.5)         ($241.6)      ($313.1)
                                                      =========== =============       ========== =============

Loss per Share                                           ($0.06)       ($0.21)          ($0.58)       ($0.76)
                                                      =========== =============       ========== =============

Average number of common shares outstanding                414.3         412.1            413.1         411.4
                                                      =========== =============       ========== =============

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 1/2/2004                12/27/2002
                                                              -----------------     ----------------------
(In millions, except share amounts)
Assets
Current Assets
  Cash and cash equivalents                                             $245.9                 $453.6
  Investments in marketable securities                                   877.1                  565.6
                                                              -----------------     ------------------
                                                                       1,123.0                1,019.2
  Accounts receivable, net                                               196.7                  216.8
  Inventories
     Raw materials                                                        12.5                   92.4
     Work in process                                                       4.1                   15.5
     Finished goods                                                       25.2                   66.6
                                                              -----------------     ------------------
                                                                          41.8                  174.5
  Income taxes receivable                                                 19.5                  174.8
  Miscellaneous receivables and other current assets                     117.8                   31.2
                                                              -----------------     ------------------
Total Current Assets                                                   1,498.8                1,616.5

Property, plant and equipment                                            643.6                  770.2
Less: accumulated depreciation                                           327.8                  349.3
                                                              -----------------     ------------------
                                                                         315.8                  420.9
Goodwill                                                                 552.3                  455.7
Intangible assets, net                                                   107.8                   70.1
Other Assets                                                             132.8                  142.5
                                                              -----------------     ------------------
Total Assets                                                          $2,607.5               $2,705.7
                                                              =================     ==================
Liabilities
Current Liabilities
  Accounts payable                                                       $47.8                  $77.4
  Accrued liabilities                                                     95.1                   94.5
  Accrued restructuring and other charges                                 64.8                   85.4
                                                              -----------------     ------------------
Total Current Liabilities                                                207.7                  257.3

Accrued long-term restructuring charges                                   44.8                   45.5
Income Taxes                                                             100.1                   82.9
Other long-term liabilities                                               35.5                   29.7
Stockholders' Equity
  Preferred stock: authorized 5,000,000 shares of $.01
  par value; no shares issued and outstanding                                -                      -
  Common stock: 1,000,000,000 shares of $.01 par value;
  417,859,719 and 415,440,414 shares issued and outstanding                4.2                    4.1
  Additional paid-in capital                                             556.8                  543.6
  Treasury stock, at cost: 3,250,000 shares                            (129.6)                (129.6)
  Deferred compensation expense                                          (9.5)                 (19.3)
  Accumulated other comprehensive income (loss)
       Cumulative translation adjustment                                  94.1                 (57.4)
       Unrealized net gains on available-for-sale securities               1.4                    5.4
                                                              -----------------     ------------------
  Total accumulated other comprehensive income (loss)                     95.5                 (52.0)
  Retained earnings                                                    1,702.0                1,943.5
                                                              -----------------     ------------------
Total Stockholders' Equity                                             2,219.4                2,290.3
                                                              -----------------     ------------------
Total Liabilities and Stockholders' Equity                            $2,607.5               $2,705.7
                                                              =================     ==================

Note: Certain reclassifications have been made in the 2002 year-end balance sheet to conform to the year-end 2003 presentation.

TELLABS INC.
CONDENSED CONSOLIDATED COMPARATIVE STATEMENTS OF CASH FLOW

                                                                       Year Ended
                                                                --------------------------
      (In millions)                                               1/2/04         12/27/02
                                                                ----------      ----------
 Operating Activities
       Net Loss                                                  ($241.6)        ($313.1)
       Adjustments to reconcile net loss to net cash
       provided by operating activities:
         Restructuring and other charges                            172.6           268.4
         Depreciation and amortization                              110.2           142.6
         Deferred income taxes and other                           (27.7)           132.5
       Net change in assets and liabilities, net of effects
       from acquisitions:
         Accounts receivable                                         33.5           162.0
         Inventories                                                 94.5           113.2
         Other current assets                                      (87.1)          (12.1)
         Long-term assets                                             2.0          (32.3)
         Accounts payable                                          (34.1)             9.2
         Accrued liabilities                                        (7.6)          (29.6)
         Accrued restructuring and other charges                   (21.3)         (191.6)
         Income taxes                                               169.4          (66.0)
         Long-term liabilities                                      (5.2)           (5.4)
                                                                ----------      ----------
 Net Cash Provided by Operating Activities                          157.6           177.8

 Investing Activities
       Acquisition of property, plant and equipment                (17.2)          (34.1)
       Proceeds from sales and maturities of investments          2,009.8           543.5
       Payments for purchases of investments                    (2,287.8)         (697.0)
       Payments for acquisitions, net of cash acquired            (122.6)         (291.7)
                                                                ----------      ----------
 Net Cash Used for Investing Activities                           (417.8)         (479.3)

 Financing Activities
       Payments of notes payable                                        -           (8.8)
       Proceeds from issuance of common stock                         5.9             2.8
                                                                ----------      ----------
 Net Cash Provided by (Used for) Financing Activities                 5.9           (6.0)
 Effect of Exchange Rate Changes on Cash                             46.6            59.2
                                                                ----------      ----------
 Net Decrease in Cash and Cash Equivalents                        (207.7)         (248.3)
 Cash and Cash Equivalents at Beginning of Year                     453.6           701.9
                                                                ----------      ----------
 Cash and Cash Equivalents at End of Year                          $245.9          $453.6
                                                                ==========      ==========

 Other Information
       Interest paid                                                 $0.0            $1.4
                                                                ==========      ==========
       Income taxes (refunded) paid, net                         ($146.0)           $23.9
                                                                ==========      ==========

RESULTS OF OPERATIONS

For the fourth quarter of 2003 the Company recorded a net loss of $23.2 million, or $0.06 per share. During the quarter, the Company substantially completed the outsourcing of its North American manufacturing operations to Sanmina-SCI, and initiated the outsourcing of its manufacturing operations in Finland to Elcoteq Network Corporation, a Finland-based EMS. As a result of these actions, and restructuring plans initiated in prior quarters, the Company recorded $44.3 million, or $0.09 per share after tax, in restructuring and other charges consisting of the following: fixed-asset related charges of $20.6 million; inventory-related charges of $12.6 million; and severance and other charges of $11.1 million. Of the total charges, $21.7 million was included in cost of sales, and the balance was included in operating expenses as restructuring charges. Excluding these charges, net profit was $12.4 million, or $0.03 per share.

The Company will record additional restructuring and other charges over the next few quarters related to the fourth-quarter actions and restructurings implemented in prior quarters. The Company estimates that $8 million to $12 million will be recorded in the first quarter of 2004, and $1 million to $2 million in later quarters.

Quarter Ended January 2, 2004, Compared with the Quarter Ended December 27, 2002

For the quarter just ended the Company recorded a net loss of $23.2 million, or $0.06 per share, compared with a net loss of $84.5 million, or $0.21 per share in the year-ago quarter. The $61.3 million improvement from the comparable quarter last year was due in significant part to the absence in the current quarter of the income tax charge for a valuation allowance on deferred tax assets that occurred in the fourth quarter of 2002. Earnings also benefited from improved margins and lower operating expenses, but the benefits were offset by lower revenue and larger restructuring and other charges. Excluding the restructuring and other charges, the net profit for the quarter was $12.4 million, or $0.03 per share, compared with a net loss of $9.6 million, or $0.02 per share for the same period in 2002.

Revenue

Total revenue for the fourth quarter of 2003 declined to $279.3 million from $312.8 million in the year-ago quarter. The majority of the decline occurred in North America as a result of sharply lower orders for Tellabs 6500® systems and Tellabs’ cable telephony products. Revenue within North America for the fourth quarter of 2003 amounted to $167.1 million, or 59.8% of total revenue, compared with $202.0 million, or 64.6% of total revenue, in the fourth quarter of 2002. International revenue amounted to $112.2 million, or 40.2% of total revenue, compared with $110.8 million, or 35.4% of total revenue, in the fourth quarter of 2002.

Revenue from optical networking products was $116.8 million in the fourth quarter of 2003, compared with $121.9 million in the fourth quarter of 2002. Revenue from new products (Tellabs 5500® NGX, Tellabs 6500® and Tellabs 7100® systems) declined to $5.8 million from $22.2 million in the fourth quarter of 2002 primarily due to lower revenue from Tellabs 6500® systems.

Revenue from Next-Gen SDH transport products and managed access systems was $74.5 million, down from $79.6 million for the same period in 2002. Revenue from new international products (Tellabs® 6340, Tellabs® 6350 and Tellabs 7200® systems) increased $1.0 million from $15.5 million in 2002 to $16.5 million in 2003.

Revenue from Other Products was $51.1 million in the current quarter, which represented a decline of $13.0 million from the same period in 2002. The decline was attributable to lower revenue from the Company’s cable telephony products as previously mentioned.

Revenue from professional services decreased to $36.9 million from $47.2 million in the year-ago quarter. Within this category, revenue from installation-related services declined due to lower product sales, offset slightly by an increase in other value-added services.

Gross Profit

Total gross profit for the quarter was $122.8 million or 44.0% of revenue, compared with $143.1 million or 45.7% of revenue for the fourth quarter of 2002. The decline was due primarily to the previously mentioned restructuring and inventory-related charges associated with the outsourcing of its North American manufacturing operations, partially offset by better margins on products and services. Excluding the charges, gross profit improved to $144.5 million, or 51.7% of revenue, from $131.5 million, or 42.0% of revenue, for 2002.

Operating Expenses

Operating expenses for the quarter of $153.0 million represented an increase of $7.9 million from $145.1 million in 2002. The increase was due to larger restructuring charges, offset by spending efficiencies from workforce reductions; lower depreciation, amortization, and facilities expense due to prior restructuring actions; and implementation of expense control initiatives across the Company. Excluding the restructuring charges, operating expenses were $130.4 million in 2003 and $152.0 million in 2002.

Effective Tax Rate

The Company recorded a small tax benefit on its pre-tax loss, reflecting the inability, under generally accepted accounting principles, to record a tax benefit for the majority of its domestic losses. For the fourth quarter of 2002, the Company recorded an income tax expense of $89.6 million consisting primarily of an $88.0 million charge to establish a valuation allowance on deferred tax assets.

2003 Compared to 2002

For 2003, the Company recorded a net loss of $241.6 million, or $0.58 per share, compared with a net loss of $313.1 million, or $0.76 per share, in 2002. The impact of lower revenue in 2003 was offset by significantly lower operating expenses and restructuring and other charges. Excluding the restructuring and other charges, the net loss for 2003 was $80.2 million, or $0.19 per share, compared with a net loss of $16.5 million, or $0.04 per share in 2002.

Revenue

Total 2003 revenue was $980.4 million compared with $1,317.0 million in 2002. Revenue within North America amounted to $597.8 million or 61.0% of total revenue, compared with $916.4 million, or 69.6% of total revenue, in 2002. International revenue was $382.6 million, or 39.0% of total revenue, compared with $400.6 million, or 30.4% of total revenue, in 2002.

Revenue from optical networking products was $419.4 million in 2003, compared with $579.0 million in 2002. Revenue from new optical networking products (Tellabs 5500® NGX, Tellabs 6500® and Tellabs 7100® systems) for 2003 was $34.8 million versus $79.5 million for 2002.

Next-Gen SDH transport products and managed access systems accounted for $276.2 million in revenue compared with $287.1 million in 2002. The decrease was the result of lower revenue from the Tellabs 7200® system partially offset by higher revenue from Tellabs 6300® managed access systems. New international products (Tellabs 6340®, Tellabs 6350® and Tellabs 7200® systems) accounted for $56.7 million of revenue in 2003 compared with $57.7 million in 2002.

Revenue from Other Products was $134.5 million for 2003 compared with $271.6 million for 2002. The decline in revenue is primarily the result of lower sales of Tellabs 2000® cable telephony products.

Professional services revenue for 2003 was $150.3 million, compared with $179.3 million for 2002. The decline in services revenue is attributable to a decrease in installation-related services due to the lower level of overall product sales, offset slightly by an increase in other value-added services.

Gross Profit

Total gross profit was $354.0 million, or 36.1% of revenue, in 2003, compared with $486.5 million, or 36.9% of revenue in 2002. Previously mentioned restructuring and inventory-related charges reduced gross profit in 2003 by $95.4 million, or 9.7% of revenue, and by $99.7 million, or 7.6% of revenue in 2002. The impact of the restructuring and inventory charges was partially offset by favorable product mix. Excluding the inventory-related charges, total gross profit would have been $449.4 million or 45.8% of revenue in 2003, compared to $586.2 million, or 44.5% of revenue, in 2002.

Operating Expenses

Operating expenses declined $197.7 million to $618.5 million in 2003 from $816.2 million in 2002. Of the decline, $91.8 million was due to a reduction in restructuring charges ($77.2 million in 2003 vs. $169.0 million in 2002), and the balance of the decline was due to lower headcount-related expenses due to workforce reductions; lower depreciation, amortization, and facilities expense due to prior restructuring actions; and implementation of expense control initiatives across the Company.

Effective Tax Rate

For each of 2002 and 2003 the Company recorded a small tax benefit on its pre-tax losses. The relatively low effective tax rate for each of the years reflects the inability of the Company, under generally accepted accounting principles, to record a tax benefit for the majority of its domestic losses.

Financial Condition, Liquidity and Capital Resources

The Company’s principal source of liquidity remained its cash and equivalents and short-term investments, which increased by $104 million during 2003. The increase was due primarily to the receipt of a $158 million U.S. tax refund and the positive impact of the strengthening Euro vs. the U.S. dollar, offset by the cash paid to acquire Tellabs San Jose. Cash and equivalents decreased by $207.7 million while the short-term investment balance increased by $311.5 million. The changes reflect management’s decision to modify the investment portfolio mix for its European operations, moving away from highly-liquid cash equivalents and into higher-yielding short-term investments.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

                                                   Three Months Ended                  Year Ended
                                                -------------------------       -------------------------
(In millions, except per-share data)              1/2/2004    12/27/2002          1/2/2004    12/27/2002
                                                ----------- -------------       ----------- -------------
Net Sales
  Product and other                                 $242.4        $265.6            $830.1      $1,137.7
  Services                                            36.9          47.2             150.3         179.3
                                                ----------- -------------       ----------- -------------
                                                     279.3         312.8             980.4       1,317.0
Cost of Sales
  Product and other                                  109.9         154.9             417.6         598.0
  Services                                            24.9          26.4             113.4         132.8
                                                ----------- -------------       ----------- -------------
                                                     134.8         181.3             531.0         730.8
                                                ----------- -------------       ----------- -------------
Gross Profit                                         144.5         131.5             449.4         586.2

Gross Profit as a Percentage of Sales                51.7%         42.0%             45.8%         44.5%

Operating expenses
  Selling, general and administrative                 60.3          71.7             242.6         297.8
  Research and development                            66.2          77.9             286.1         335.2
  Purchased in-process research and development        0.0           0.0               0.0           0.0
  Intangible asset amortization                        3.9           2.4              12.6           8.8
  Restructuring & other charges                        0.0           0.0               0.0           0.0
                                                ----------- -------------       ----------- -------------
                                                     130.4         152.0             541.3         641.8

Operating Earnings/(Loss)                             14.1        (20.5)            (91.9)        (55.6)

Other Income (Expense)
  Interest income                                      7.1           8.3              33.4          33.3
  Interest expense                                   (0.3)           0.0             (0.7)         (0.9)
  Other                                              (3.2)         (1.2)            (12.9)         (0.9)
                                                ----------- -------------       ----------- -------------
                                                       3.6           7.1              19.8          31.5

Earnings/(Loss) Before Income Tax                     17.7        (13.4)            (72.1)        (24.1)
  Income tax expense (benefit)                         5.3         (3.8)               8.1         (7.6)
                                                ----------- -------------       ----------- -------------
Net Earnings/(Loss)                                  $12.4        ($9.6)           ($80.2)       ($16.5)
                                                =========== =============       =========== =============

Net Earnings/(Loss) per Share                         0.03       ($0.02)           ($0.19)       ($0.04)
                                                =========== =============       =========== =============

Average number of common shares outstanding          414.3         412.1             413.1         411.4
                                                =========== =============       =========== =============

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.
Reconciliation of Non-GAAP Adjustments
(Amounts in millions, except per-share data)
(Unaudited)

                                     Three Months Ended 01/02/04 (a)                  Twelve Months Ended 01/02/04 (b)
                                                                   Non-                                          Non-
                             As Reported       Adjustments         GAAP        As Reported      Adjustments      GAAP
                           ------------------ ------------------ -----------  ----------------- ------------- ---------
Cost of Goods Sold                     156.5             (21.7)        134.8          626.4          (95.4)     531.0

Gross Profit                           122.8               21.7        144.5          354.0            95.4     449.4

Total Operating Expenses               153.0             (22.6)        130.4          618.5          (77.2)     541.3

Income Taxes/(Benefit)                 (3.4)                8.7          5.3          (3.1)            11.2       8.1

Net Earnings/(Loss)                   (23.2)               35.6         12.4        (241.6)           161.4    (80.2)

Earnings/(Loss) Per Share            ($0.06)              $0.09        $0.03        ($0.58)           $0.39   ($0.19)

                                     Three Months Ended 12/27/02 (c)                  Twelve Months Ended 12/27/02 (d)
                                                                      Non-                                       Non-
                             As Reported       Adjustments         GAAP        As Reported      Adjustments     GAAP
                           ------------------ ------------------ -----------  ----------------- ------------- ---------
Cost of Goods Sold                     169.7               11.6        181.3          830.5          (99.7)     730.8

Gross Profit                           143.1             (11.6)        131.5          486.5            99.7     586.2

Total Operating Expenses               145.1                6.9        152.0          816.2         (174.4)     641.8

Interest/Other-Net                       7.1                0.0          7.1            1.9            29.6      31.5

Income Taxes/(Benefit)                  89.6             (93.4)        (3.8)         (14.7)             7.1     (7.6)

Net Earnings/(Loss)                   (84.5)               74.9        (9.6)        (313.1)           296.6    (16.5)

Earnings/(Loss) Per Share            ($0.21)              $0.19      ($0.02)        ($0.76)           $0.72   ($0.04)

(a) The $21.7 million charge to Cost of Goods Sold reflects $19.1 million in costs associated with the outsourcing of both US and Finland manufacturing operations and $4.5 million for excess and obsolete inventories, partially offset by a $1.9 million reversal of a prior accrual for excess purchase commitments. Charges for US manufacturing outsourcing were $3.8 million for inventory adjustments and $9.1 million for accelerated depreciation expense for the manufacturing facility and equipment. Charges for Finland manufacturing outsourcing were $4.8 million for inventory adjustments and $1.4 million for excess purchase commitments.

The $22.6 million charge within Operating Expenses represents $8.3 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, $12.1 million for severance payments, $3.2 million for the write-down of assets disposed of or held for sale, $0.2 million for facilities consolidation expenses, and $1.2 million for software license obligations, partially offset by a $2.4 million reversal of previously recorded expense for other obligations.

(b) The $95.4 million charge to Cost of Goods Sold reflects $38.5 million in costs associated with the outsourcing of both US and Finland manufacturing operations, $37.9 million for excess and obsolete inventories, and $20.9 million for excess purchase commitments, partially offset by a $1.9 million reversal of a prior accrual for excess purchase commitments. Charges for US manufacturing outsourcing were $6.5 million for inventory adjustments, $1.0 million for vendor purchase commitments, and $24.8 million for accelerated depreciation expense for the manufacturing facility and equipment. Charges for Finland manufacturing outsourcing were $4.8 million for inventory adjustments and $1.4 million for excess purchase commitments.

The $77.2 million charge within Operating Expenses represents $24.8 million in accelerated depreciation charges associated with the closure of the Bolingbrook facility, $34.0 million for severance payments, $22.6 million for the write-down of assets disposed of or held for sale, $0.6 million for facilities consolidation expenses, and $4.0 million for software license obligations, partially offset by a $6.4 million reversal of previously recorded expense relating to severance and estimated salvage value on fixed asset disposals, and a $2.4 million reversal of previously recorded expense relating to other obligations.

(c) The $11.6 million benefit to Cost of Goods Sold reflects a reduction of prior estimates for excess purchase commitments.

The $6.9 million benefit to Operating Expenses represents reversals of prior accruals of $6.2 million for severance payments and $0.7 million for facilities consolidation expenses.

(d) The $99.7 million charge within Cost of Goods Sold reflects accruals of $53.2 million for excess and obsolete inventories and $58.1 million for excess purchase commitments, partially offset by the reversal of $11.6 million previously accrued for excess purchase commitments.

The $174.4 million charge within Operating Expenses represents accruals for restructuring and other activities of $51.3 million for severance payments, $67.3 million for the write-down of assets disposed of or held for sale, $44.7 million for leased facilities consolidation expenses, $4.7 million for the write-down of the Shannon facility currently held for sale, $4.3 million for repayment of Shannon incentive grants and other miscellaneous lease obligations due to the closure of the Shannon facility, and $3.6 million in other obligations, partially offset by reversals of prior accruals of $6.2 million for severance and $0.7 million for facilities consolidation expenses. In addition, Operating Expenses includes a charge in Research & Development of $5.4 million for Acquired In-Process R&D.

The $29.6 million charge within Interest/Other-Net represents the write-down of certain investments.